Exhibit 16.1

Tel: 248-362-2100 Fax: 248-362-4459 www.bdo.com	2600 West Big Beaver, Suite 600 Troy, Ml 48084

February 8, 2022

By Email

Brian M. Krzanich, Chairman

Richard N. Peretz, Director

David Boris, Director

Neil Goldberg, Director

Electric Last Mile Solutions, Inc.

1055 W. Square Lake Road

Troy, Ml 48098

Dear Board of Directors:

BDO USA, LLP (“BDO”) is sending this letter to you pursuant to Section 10A(b)(2) of the Securities Exchange Act of 1934 (the “Act”) to report our conclusions under that section regarding the matters discussed in Electric Last Mile Solutions, Inc.’s (the “Company”) 8-K filed February 1, 2022 (the “February 1, 8-K”).

It is BDO’s view that the February 1, 8-K contains “information indicating that an illegal act ... has or may have occurred” under Section 10A(b)(1) of the Act (the “potential illegal act(s)”). “Illegal act” is defined in Section 10A(f) as “an act or omission that violates any law, or any rule or regulation having the force of law.”

The February 1, 8-K describes a material effect that the conduct identified therein has on the financial statements of the Company for the six months ended June 30, 2021, and the nine months ended September 30, 2021, and on the financial statements of Electric Last Mile, Inc. as of December 31, 2020.

The Company has not provided BDO with any substantive information about the matters discussed in the February 1, 8-K, including the Special Committee Investigation identified therein.

Accordingly, BDO has concluded that the Company has not taken timely and appropriate remedial action with respect to the potential illegal act(s) and that such failure, together with other related conduct by the Company, warrants BDO’s resignation from the audit of the Company’s financial statements for the year ended December 31, 2021. We have separately communicated that resignation to the Company.

Please provide BDO by February 9, 2022, with a copy of the Company’s notice to the Securities Exchange Commission of the receipt of this letter, as required by Section 10A(b)(3).

Sincerely,

BDO USA, LLP

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.